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     Exhibit 21

     Subsidiaries of the Registrant

     Subsidiaries
     ------------
     Argenesis Corporation
     LongView (UK) Limited (a wholly owned subsidiary of The LongView Group,
     Inc.)
     TenFold Communications, Inc.
     TenFold Energy, Inc.
     TenFold Healthcare, Inc.
     TenFold Insurance, Inc.
     TenFold Systems UK Limited
     TenFold Technology, Inc.
     The LongView Group, Inc. (a wholly owned subsidiary of Argenesis
     Corporation)